UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011
___________

CENTRAL VIRGINIA BANKSHARES, INC.
 (Exact Name of Registrant as Specified in Its Charter)

Virginia (State or Other Jurisdiction of Incorporation)	000-24002 (Commission File Number)	54-1467806 (IRS Employer Identification No.)
2036 New Dorset Road, P. O. Box 39 Powhatan, Virginia (Address of Principal Executive Offices)	23139 (Zip Code)

Registrant’s telephone number, including area code:  (804) 403-2000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 22, 2011, Central Virginia Bankshares, Inc. (the “Company”) received a notice from the Nasdaq Stock Market that it currently is not in compliance with Nasdaq’s Marketplace Rule 5550(a)(2), which requires the Company’s common stock to maintain a minimum bid price of $1.00 per share.

In accordance with Marketplace Rule 5810(c)(3)(A), the Company is provided a grace period of 180 calendar days, or until May 21, 2012, in which to regain compliance with the minimum bid price rule.  If at anytime during the grace period the closing price of the Company’s common stock is at least $1.00 for a minimum of ten consecutive business days, the Company will have complied with the rule and the matter will be closed. If compliance with the rule cannot be demonstrated by May 21, 2012, Nasdaq may grant the Company an additional 180-day grace period if the Company meets all other listing standards for the Nasdaq Capital Market and provides written notice of its intention to cure the deficiency during the second compliance period.  If the Company is not eligible for the additional grace period, or if it appears to the Nasdaq staff that the Company will not be able to cure the deficient during the additional grace period, Nasdaq will provide the Company written notification that the Company’s common stock will be delisted, at which time the Company may appeal the determination.

The Company intends to actively monitor the bid price for its common stock between now and May 21, 2012, and will consider available options to regain compliance with the minimum bid price requirement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VIRGINIA BANKSHARES, INC.
(Registrant)

Date: November 23, 2011	By:	/s/ Robert B. Eastep
Robert B. Eastep
Senior Vice President and Chief Financial Officer